Exhibit (a)(1)(i)

FORM OF AMENDMENT TO STOCK OPTION AGREEMENT

AMERICAN TOWER CORPORATION

AMENDMENT TO STOCK OPTION AGREEMENTS

WHEREAS, American Tower Corporation (the “Company”) and [NAME] (the “Optionee”) are parties to certain stock option agreements (“Agreements”) granting Optionee options (the “Options”) to purchase shares of the Company’s Class A common stock subject to the terms of the American Tower Systems Corporation 1997 Stock Option Plan, as amended.

WHEREAS, the Optionee previously accepted the offer made by the Company to amend his or her eligible Options (as identified on Exhibit A) pursuant to the terms of the Offer to Amend Certain Options dated November 29, 2006 and the Optionee’s signed Election Form.

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1. Modification of Exercise Price. As of December     , 2006, the Exercise Price per Share set forth in the Agreements shall be amended to the new Exercise Price per Share set forth on Exhibit A.

2. Option Agreements. To the extent not expressly amended hereby, the Agreements remain in full force and effect. Notwithstanding the foregoing, to the extent the Agreements made reference to the Options’ qualification as Incentive Stock Options, the Optionee acknowledges that the Options, irrespective of this Amendment, will be reported as Non-Qualified Stock Options for United States tax law purposes.

3. Entire Agreement. This Amendment, taken together with the Agreements (to the extent not expressly amended hereby) and any duly authorized written agreement entered into by and between the Company and the Optionee relating to the Options evidenced by the Agreements, represent the entire agreement of the parties, supersede any and all previous contracts, arrangements or understandings between the parties with respect to the Option evidenced by the Agreements, and may be amended at any time only by mutual written agreement of the parties hereto.

IN WITNESS WHEREOF, this instrument is executed as of December     , 2006.

OPTIONEE	AMERICAN TOWER CORPORATION

Signature	By

Print Name	Title

Exhibit A

Option Date	Option Number	Original Option Exercise Price	New Exercise Price Per Share